As filed with the Securities and Exchange Commission on November 30, 2001

                                       Registration No. 333-

======================================================================


                  SECURITIES AND EXCHANGE COMMISSION
                         Washington, DC 20549

                    ------------------------------


                               FORM S-3

                        REGISTRATION STATEMENT
                                 UNDER
                      THE SECURITIES ACT OF 1933



                   AMLI RESIDENTIAL PROPERTIES TRUST
         -----------------------------------------------------
        (Exact Name of Registrant as Specified in Its Charter)


           Maryland                          36-3925916
     ----------------------            ----------------------
     (State of Organization)           (I.R.S. Employer
                                       Identification Number)


                                       Allan J. Sweet
     125 South Wacker Drive            125 South Wacker Drive
     Suite 3100                        Suite 3100
     Chicago, Illinois 60606           Chicago, Illinois 60606
     (312) 443-1477                    (312) 443-1477
     ------------------------------    ------------------------------
     (Address, Including Zip Code,     (Name, Address, Including
     and Telephone Number,             Zip Code and Telephone Number,
     Including Area Code, of           Including Area Code, of
     Registrant's Principal            Agent for Service)
     Executive Offices)


                          Copy of Service to:
                         Edward J. Schneidman
                         Mayer, Brown & Platt
                       190 South LaSalle Street
                        Chicago, Illinois 60603
                            (312) 782-0600

     Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:[ X ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
__________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] __________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]



               ----------------------------------------



                    CALCULATION OF REGISTRATION FEE


                                 Proposed     Proposed
                                  maximum      maximum
Title of each         Amount     offering     aggregate    Amount of
class of security      to be     price per    offering   registration
to be registered    registered   share (1)    price (1)      fee
----------------- ------------------------   ----------  ------------

Series D Cumula-
tive Convertible
Redeemable Pre-
ferred Shares of
Beneficial In-
terest, par value
$.01 per share    800,000 shares  $25.00     $20,000,000    $4,780

Common shares of
beneficial in-
terest, par value
$.01 per share    800,000 shares  ------     -----------    ------

----------

(1) Pursuant to Rule 457(a) and (i) under the Securities Act of 1933, the registration fee has been calculated on the basis of a bona fide estimate of the maximum offering price of the Series D Preferred Shares.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.


======================================================================

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.




                  PROSPECTUS DATED NOVEMBER 30, 2001

PROSPECTUS
----------

                   AMLI RESIDENTIAL PROPERTIES TRUST

       800,000 Series D Preferred Shares of Beneficial Interest

             800,000 Common Shares of Beneficial Interest


     This prospectus relates to the offer and sale of 800,000 Series D Preferred Shares of Beneficial Interest in AMLI Residential Properties Trust and 800,000 Common Shares of Beneficial Interest in AMLI Residential Properties Trust from time to time.

     The Equitable Life Assurance Society of the United States purchased the Series D Preferred Shares from AMLI in a private placement. Equitable and/or its permitted transferees may sell these preferred and common shares from time to time. AMLI may issue common shares of beneficial interest from time to time upon exchange of the Series D Preferred Shares.

     We will not receive any proceeds when the selling shareholders sell any of the preferred or common shares. However, we have agreed to pay certain expenses of the registration of the Series D Preferred Shares and the common shares.

     Our common shares are listed on the New York Stock Exchange under the symbol "AML." Our Series D Preferred Shares are not listed on any exchange or quoted on any national quotation system.


                    ------------------------------


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                    ------------------------------



           The date of this Prospectus is November 30, 2001






     We have not authorized any person to give any information or to make any representation not contained in this prospectus in connection with any offering of these common and preferred shares. This prospectus is not an offer to sell any security other than the Series D Preferred Shares and the common shares into which the Series D Preferred Shares may be converted, and this prospectus is not soliciting an offer to buy any security other than the Series D Preferred Shares and the common shares into which the Series D Preferred Shares may be converted. This prospectus is not an offer to sell to any person the Series D Preferred Shares and the common shares into which the Series D Preferred Shares may be converted, and this prospectus is not soliciting an offer from any person to buy the Series D Preferred Shares and the common shares into which the Series D Preferred Shares may be converted in any jurisdiction where the offer or sale to that person is not permitted. You should not assume that the information contained in this prospectus is correct on any date after the date of this prospectus, even though this prospectus is delivered or the Series D Preferred Shares and the common shares into which the Series D Preferred Shares may be converted are offered or sold on a later date.




                           TABLE OF CONTENTS
                           -----------------

                                                               Page
                                                               ----

AMLI. . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . .     3
Description of Common Shares. . . . . . . . . . . . . . . . .     3
Description of Provisions of Maryland Law and of
  AMLI's Declaration of Trusts and By-Laws. . . . . . . . . .    16
Federal Income Tax Considerations . . . . . . . . . . . . . .    18
Selling Shareholder . . . . . . . . . . . . . . . . . . . . .    28
Plan of Distribution. . . . . . . . . . . . . . . . . . . . .    28
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . .    29
Where You Can Find More Information . . . . . . . . . . . . .    29





                                 AMLI

     AMLI is a self-administered and self-managed real estate investment trust (a REIT) which owns, manages, leases, acquires and develops institutional quality apartment communities. AMLI's communities are located in specific markets in the Southwest, Southeast, Midwest and Mountain areas of the United States. AMLI also holds interests in co-investment ventures involving residential apartment communities.
Additionally, AMLI engages in development activities on its own and through co-investment joint ventures.

     AMLI is operated through AMLI Residential Properties, L.P., AMLI Management Company, AMLI Management Company's wholly-owned construction subsidiary AMLI Residential Construction, LLC and AMLI Institutional Advisors, Inc. AMLI is the sole general partner of AMLI Residential Properties, L.P., a Delaware limited partnership, through which it owns the communities and its interests in the co-investment communities. AMLI Residential Properties, L.P. is referred to in this prospectus as AMLI, L.P. As of October 31, 2001, AMLI owned 85.4% of the units of partnership interest in AMLI, L.P. AMLI Management Company provides management and leasing services to each of the communities, the co-investment communities and several additional properties in which AMLI has no interest. AMLI Institutional Advisers, a qualified professional asset manager, renders real estate investment advice to institutional capital sources, primarily pension plans, endowments, foundations and insurance companies. AMLI actively pursues co-investments through relationships administered by AMLI Institutional Advisers as a way of diversifying the sources of its equity capital for investment in apartment communities. AMLI Residential Construction provides general contracting, construction management and landscaping services to AMLI and its managed ventures. AMLI Institutional Advisors, AMLI Management Company and AMLI Residential Construction are referred to in this prospectus as the service companies.

     AMLI was formed in 1993 and is organized as a REIT under the laws of Maryland. Its principal executive offices are located at 125 South Wacker Drive, Suite 3100, Chicago, Illinois 60606, and its telephone number is
(312) 443-1477.


                            USE OF PROCEEDS

     AMLI will not receive any proceeds from the sale of any of the Series D Preferred Shares or the common shares into which the Series D Preferred Shares are convertible. The selling shareholder will receive all proceeds from the sale of the Series D Preferred Shares and the common shares into which the Series D Preferred Shares are convertible.


                     DESCRIPTION OF COMMON SHARES

GENERAL

     AMLI's declaration of trust authorizes AMLI to issue up to 150,000,000 shares of beneficial interest, par value $0.01 per share, consisting of common shares, preferred shares and such other types or classes of shares of beneficial interest as AMLI's board of trustees may create and authorize from time to time. AMLI's board of trustees may amend AMLI's declaration of trust without shareholder consent to increase or decrease the shares of any class which AMLI has authority to issue. At October 31, 2001, approximately 17,808,398 common shares of beneficial interest in AMLI were issued and outstanding and held of record by approximately 330 shareholders. At October 31, 2001, 350,000 Series A cumulative convertible preferred shares, 3,125,000 Series B cumulative convertible preferred shares, and 800,000 Series D cumulative convertible preferred shares were issued and outstanding.




     The following description of certain general terms and provisions of the common shares is not complete and you should refer to AMLI's declaration of trust and bylaws for more information.

     The outstanding common shares are fully paid and, except as described below under "-- Shareholder liability," non-assessable. Each common share entitles the holder to one vote on all matters requiring a vote of shareholders, including the election of trustees. Holders of common shares do not have the right to cumulate their votes in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election.

     Holders of common shares are entitled to those distributions that AMLI's board of trustees may declare from time to time out of funds legally available for the payment of distributions. Holders of common shares have no conversion, redemption, preemptive or exchange rights to subscribe to any securities of AMLI. If there is a liquidation, dissolution or winding up of AMLI's affairs, the holders of the common shares are entitled to share equally in AMLI's assets remaining after AMLI pays, or sets aside assets to pay, all liabilities to its creditors and subject to the rights of the holders of AMLI's preferred shares.


PURCHASE RIGHTS

     On November 2, 1998, AMLI's board of trustees declared a dividend of one preferred share purchase right for each common share outstanding, which was made to holders of common shares of record at the close of business on November 13, 1998. The holders of any additional common shares issued after that date and before the redemption or expiration of the preferred share purchase rights also receive one preferred share purchase right for each additional common share. Each preferred share purchase right entitles the holder under certain circumstances to purchase from AMLI one one-thousandth of a share of a series of participating preferred shares, par value $0.01 per share, at a price of $70.00 per one one-thousandth of a participating preferred share. AMLI will adjust that price from time to time to prevent dilution. Preferred share purchase rights will be exercisable if:

     (1) a person or group of persons acquires 15% or more of the outstanding common shares, or files a document with a governmental agency indicating an intention to acquire 15% or more of the outstanding common shares, or

     (2) a person or group of persons announces a tender offer or exchange offer for 15% or more of the outstanding common shares.

     Under certain circumstances, each preferred share purchase right will entitle the holder to purchase, at the preferred share purchase right's then current exercise price, a number of common shares having a market value at the time equal to twice the preferred share purchase right's exercise price. If any person or group acquires AMLI in a merger or other business transaction, each holder will have the right to purchase, at the preferred share purchase right's then current exercise price, a number of the acquiring company's common shares having a market value at the time equal to twice the preferred share purchase right's exercise price. The preferred share purchase rights will expire on November 2, 2008 and AMLI may redeem them in whole, but not in part, at a price of $0.01 per preferred share purchase right payable in cash, shares of AMLI or any other form of consideration determined by AMLI's board of trustees.




     The preferred share purchase rights have certain anti-takeover effects. The preferred share purchase rights will cause substantial dilution to a person or group that attempts to acquire AMLI on terms not approved by AMLI's board of trustees. The preferred share purchase rights should not interfere with any merger or other business combination approved by AMLI's board of trustees since the preferred share purchase rights may be redeemed by AMLI at the redemption price prior to the time that a person or group has acquired 15% or more of AMLI's outstanding common shares.


TRANSFER AGENT

     The transfer agent and registrar for the common shares is EquiServe Trust Company, N.A. The common shares are listed on the NYSE under the symbol "AML."


RESTRICTIONS ON SIZE OF HOLDINGS OF SHARES

     For AMLI to qualify as a REIT under the Internal Revenue Code of 1986, no more than 50% in value of AMLI's shares, after taking into account options to acquire shares, may be owned, directly or indirectly, by five or fewer individuals during the last half of each taxable year or during a proportionate part of any short taxable year. "Individuals" are defined in the Internal Revenue Code to include certain entities and constructive ownership among specified family members. AMLI's shares must also be beneficially owned by 100 or more persons during at least 335 days of each taxable year or during a proportionate part of any short taxable year.

     AMLI's declaration of trust prohibits any shareholder from owning, or being deemed to own by virtue of the attribution provisions of the Internal Revenue Code or Section 13(d) of the Securities Exchange Act of 1934, more than 9.8% in number of shares or value of AMLI's outstanding shares.
AMLI's board of trustees, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to AMLI's board of trustees and on any other conditions as AMLI's board of trustees may direct, may exempt a proposed transferee from the ownership limit. The proposed transferee must give written notice to AMLI of the proposed transfer at least 15 days prior to any transfer which, if consummated, would result in the proposed transferee owning AMLI's shares in excess of the ownership limit. AMLI's board of trustees may require any opinions of counsel, affidavits, undertakings or agreements that it believes are necessary or advisable in order to determine or ensure AMLI's status as a REIT. Any transfer of AMLI's shares that would:

     (1) create a direct or indirect ownership of shares in excess of the ownership limit;

     (2) result in AMLI's shares being beneficially owned by fewer than 100 persons, determined without reference to any rules of attribution, as provided in Section 856(a) of the Internal Revenue Code; or

     (3)   result in AMLI being "closely held" within the meaning of
           Section 856(h) of the Internal Revenue Code,

will not have any effect, and the intended transferee will acquire no rights to the shares. These restrictions on transferability and ownership will not apply if AMLI's board of trustees determines, and AMLI's shareholders approve that determination, that it is no longer in the best interests of AMLI to attempt to qualify, or to continue to qualify, as a REIT.





     AMLI's declaration of trust excludes from these ownership restrictions some of the investors and their transferees who received shares of AMLI, or units in AMLI, L.P., in exchange for apartment communities in connection with the formation of AMLI. AMLI's board of trustees by resolution has excluded from the ownership restrictions UICI, a Delaware corporation, and Gregory T. Mutz to the extent that (1) UICI individually beneficially owns 29.9% or less of AMLI's outstanding shares,
(2) Mr. Mutz individually beneficially owns 24.9% or less of AMLI's outstanding shares and (3) UICI and Mr. Mutz collectively beneficially own 34.9% or less of AMLI's outstanding shares as a group.

     If there is any purported transfer of AMLI's shares which would result in a person owning AMLI's shares in excess of the ownership limit, except as permitted above, or would cause AMLI to become "closely held" under Section 856(h) of the Internal Revenue Code, those shares will constitute "excess shares." These excess shares will be transferred pursuant to AMLI's declaration of trust to AMLI as the trustee of a trust for the benefit of the person or persons to whom the excess shares are ultimately transferred, until the excess shares are transferred to a person whose ownership will not violate the restrictions on ownership. Subject to the ownership limit, the trustee will transfer the excess shares at the direction of the purported transferee to any person if the excess shares would not be excess shares in the hands of that person. The purported transferee will receive the lesser of:

     (1) the price paid by the purported transferee for the excess shares or, if no consideration was paid, the fair market value of the excess shares on the day of the event which caused the excess shares to be held in trust; and

     (2) the price received from the sale or other disposition of the excess shares.

Any amount received by the purported transferee in excess of that price will be paid to AMLI. In addition, AMLI will have the right to purchase the excess shares held in trust for a 90-day period at a purchase price equal to the lesser of:

     (1) the price paid by the purported transferee for the excess shares or, if no consideration was paid, the fair market value of the excess shares on the day of purchase by AMLI; and

     (2) the fair market value of the excess shares on the date AMLI elects to purchase them.

     Fair market value, for these purposes, means the last reported sales price on the NYSE on the trading day immediately preceding the relevant date, or if those shares are not then traded on the NYSE, the last reported sales price on the trading day immediately preceding the relevant date as reported on any exchange or quotation system on which those shares are then traded. If the shares are not then traded on any exchange or quotation system, the fair market value will be the market price on the relevant date as determined in good faith by AMLI's board of trustees.

     From and after the purported transfer to the purported transferee of the excess shares, the purported transferee will cease to be entitled to distributions, voting rights and other benefits with respect to the excess shares except the right to payment on the transfer of the excess shares as described above. If the purported transferee receives any distributions on excess shares prior to AMLI's discovery that those excess shares have been transferred in violation of the provisions of AMLI's declaration of trust, the purported transferee must repay those distributions to AMLI upon demand.





     If the restrictions on transferability and ownership are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then AMLI may treat the purported transferee of any excess shares to have acted as an agent of AMLI in acquiring those excess shares and to hold those excess shares on behalf of AMLI.

     All certificates evidencing shares will bear a legend referring to the restrictions described above.

     All persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 5%, or such other percentage between 0.5% and 5%, as provided in the rules and regulations of the Internal Revenue Code, of the number or value of AMLI's outstanding shares must give a written notice containing certain information to AMLI by January 31 of each year. In addition, each shareholder is upon demand required to disclose to AMLI in writing information with respect to its direct, indirect and constructive ownership of AMLI's shares as AMLI's board of trustees deems reasonably necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT, to determine AMLI's status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     The restrictions on share ownership in AMLI's declaration of trust are designed to protect the REIT status of AMLI. The restrictions could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the common shares might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.


INDEMNIFICATION OF TRUSTEES AND OFFICERS

     As permitted by Maryland law, AMLI's declaration of trust provides that a trustee or officer of AMLI will not be liable for money damages to AMLI or the shareholders for any act or omission in the performance of his or her duties, except to the extent that (1) the person actually received an improper benefit or (2) the person's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated.

     AMLI's officers and trustees are and will be indemnified under AMLI's declaration of trust and bylaws and the partnership agreement of AMLI, L.P. against certain liabilities. AMLI's declaration of trust requires AMLI to indemnify its trustees and officers against claims and liabilities and reasonable expenses actually incurred by them in connection with any claim or liability by reason of their services in those or other capacities unless it is established that:

     (1) the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

     (2) the trustee or officer actually received an improper personal benefit; or

     (3) in the case of any criminal proceeding, the trustee had reasonable cause to believe that the act or omission was unlawful.





     However, AMLI may not indemnify for an adverse judgment in a suit by or in the right of AMLI. As permitted by Maryland law, AMLI's declaration of trust allows AMLI to advance reasonable expenses to a trustee upon AMLI's receipt of (1) a written affirmation by the trustee of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by AMLI and (2) a written undertaking by or on his or her behalf to repay the amount paid or reimbursed by AMLI if it is ultimately determined that the trustee did not meet the standard of conduct. Additionally, AMLI has entered into indemnification agreements with AMLI's officers and trustees providing substantially the same scope of coverage afforded by provisions in AMLI's declaration of trust.

     The partnership agreement of AMLI, L.P. also provides for indemnification of AMLI and its officers and trustees to the same extent indemnification is provided to officers and trustees of AMLI in its declaration of trust. In addition, the partnership agreement of AMLI, L.P. limits the liability of AMLI to AMLI, L.P. and its partners to the same extent the liability of AMLI's officers and trustees to AMLI and its shareholders is limited under AMLI's declaration of trust.


SHAREHOLDER LIABILITY

     Both the Maryland statutory law governing REITs and AMLI's declaration of trust provide that shareholders shall not be personally or individually liable for any debt, act, omission or obligation of AMLI or AMLI's board of trustees. AMLI's declaration of trust further provides that AMLI shall indemnify and hold each shareholder harmless from all claims and liabilities to which the shareholder may become subject by reason of his or her being or having been a shareholder. AMLI shall reimburse each shareholder for all legal and other expenses reasonably incurred by the shareholder in connection with any such claim or liability, provided that the claim or liability did not arise from the shareholder's bad faith, willful misconduct or gross negligence, and the shareholder gives AMLI prompt notice of the claim or liability and permits AMLI to conduct the defense of the claim or liability.

     In addition, AMLI's policy is to include a clause in its contracts, including the partnership agreement of AMLI, L.P., providing that shareholders assume no personal liability for obligations entered into on behalf of AMLI. Nevertheless, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and some statutory liabilities, the shareholders may, in some jurisdictions, be personally liable to the extent that those claims are not satisfied by AMLI. Inasmuch as AMLI carries public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which AMLI's assets plus its insurance coverage would be insufficient to satisfy the claims against AMLI and its shareholders.


               DESCRIPTION OF SERIES D PREFERRED SHARES

GENERAL

     On the date of this Prospectus, 800,000 Series D Preferred Shares of Beneficial Interest in AMLI are outstanding. The board of trustees is authorized, without the approval of the shareholders, to cause AMLI to issue preferred shares of beneficial interest in one or more series, to determine the number of shares of each series and to set the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of each series, which may be senior to the rights of the common shares.

     This section describes certain general terms and provisions of the Series D Preferred Shares. This description is not complete and you should refer to AMLI's declaration of trust and by-laws for more information.




RANKING

     Any class or series of shares of AMLI shall be deemed to rank:

     1. senior to the Series D Preferred Shares, as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series are entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series D Preferred Shares (Such shares are referred to as Senior Shares.);

     2. on a parity with the Series D Preferred Shares, as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per share are different from those of the Series D Preferred Shares, if the holders of such class or series and the Series D Preferred Shares are entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid distributions per share or liquidation preferences, without preference or priority one over the other (Such shares are referred to as Parity Shares.); and

     3. junior to the Series D Preferred Shares, as to the payment of distributions or as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series is common shares or if the holders of Series D Preferred Shares are entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or series (Such shares are referred to as Junior Shares.).

     The Series D Preferred Shares (i) are Parity Shares with respect to the Series B Cumulative Convertible Redeemable Preferred Shares of AMLI,
(ii) are Junior Shares with respect to the Series A Cumulative Convertible Preferred Shares of AMLI, (iii) must be at least on parity with any future preferred shares of AMLI, and (iv) are Senior Shares with respect to the common shares.


DISTRIBUTIONS

     The holders of Series D Preferred Shares shall be entitled to receive, when, as and if authorized and declared by the board of trustees of AMLI, out of funds legally available for that purpose, cumulative quarterly distributions payable in cash in an amount per share equal to the greater of (i) $0.540625 per quarter or (ii) the cash distributions declared on the number of common shares, or portion thereof, into which a Series D Preferred Share would then be convertible. Such distributions shall be cumulative from the date of original issue, whether or not such distributions are declared or there are funds of AMLI legally available for the payment of such distributions, and shall be payable quarterly in arrears on the date on which cash distributions are paid on the common shares for that quarter (Each payment date is referred to as a Distribution Payment Date.). Each such distribution shall be payable in arrears to the holders of record of the Series D Preferred Shares, as they appear on the share records of AMLI at the close of business on such record date as is fixed by the board of trustees of AMLI. The record date shall not be more than sixty (60) calendar days prior to the corresponding Distribution Payment Date and, within such sixty (60) calendar day period, shall be the same date as the record date as the record date for the regular quarterly distribution payable on the common shares for that quarter, if any.





     The distribution period for any period shorter than a full quarter will be prorated based on a 360-day year of twelve (12), thirty (30) day months. Except as provided in the immediately following sentence, holders of Series D Preferred Shares are not entitled to any distributions in excess of the cumulative distributions described above. In the event that a distribution on the Series D Preferred Shares is not made on the Distribution Payment Date on which such distribution is payable, the unpaid distribution shall accrue interest, compounded quarterly, at a rate equal to 8.65% per annum until such distribution is paid.

     So long as any of the Series D Preferred Shares are outstanding, (i) AMLI may not declare, pay or set apart for payment any distributions or declare or make any other distribution with respect to any class or series of Parity Shares, and (ii) AMLI may not redeem, purchase or otherwise acquire any Parity Shares for any consideration, unless, in each case, AMLI has paid or declared and set apart a sum sufficient to pay (or contemporaneously pays or declares and sets apart a sum sufficient to pay) full cumulative distributions on the Series D Preferred Shares for all past distribution periods. Furthermore, AMLI may not authorize, take or cause or permit to be taken or caused any action in its capacity as general partner of AMLI, L.P., that will result in (i) the declaration or payment by AMLI, L.P. of any distributions with respect to any class or series of Parity Units or (ii) the redemption or purchase, or the setting aside of any funds or other assets for the redemption or purchase, of any Parity Units, unless, in each case, AMLI has paid or declared and set apart a sum sufficient to pay (or contemporaneously pays or declares and sets apart a sum sufficient to pay) full cumulative distributions on the Series D Preferred Shares for all past distribution periods. When distributions are not paid in full or a sum sufficient for such payment is not set apart for payment as provided above, all distributions declared on the Series D Preferred Shares and all distributions declared on any other class or series of Parity Shares shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Series D Preferred Shares and on such Parity Shares.

     So long as any of the Series D Preferred Shares is outstanding, (i) AMLI may not declare, pay or set apart for payment any distributions (other than distributions paid in, or options, warrants or rights to subscribe for or purchase Junior Shares) or declare or make any other distribution with respect to any class or series of Junior Shares, and (ii) AMLI may not redeem, purchase or otherwise acquire any Junior Shares (other than a redemption, purchase or other acquisition of common shares made for purposes of an employee incentive or benefit plan of AMLI or any subsidiary) for any consideration (or any moneys paid to or made available for a sinking fund for the redemption of any Junior Shares) (except by conversion into or exchange for Junior Shares), unless, in each case, AMLI has paid or declared and set apart a sum sufficient to pay (or contemporaneously pays or declares and sets apart a sum sufficient to pay) full cumulative distributions on the Series D Preferred Shares for all past distribution periods and then current distribution period. Furthermore, AMLI may not authorize, take or cause or permit to be taken or caused any action in its capacity as general partner of AMLI, L.P., that will result in (i) the declaration or payment by AMLI, L.P. of any distributions (other than distributions paid in, or options, warrants or rights to subscribe for or purchase Junior Units) with respect to any class or series of Junior Units or (ii) the redemption or purchase or the setting aside of any funds or other assets for the redemption or purchase of any Junior Units, unless, in each case, AMLI has paid or declared and set apart a sum sufficient to pay (or contemporaneously pays or declares and sets apart a sum sufficient to pay) full cumulative distributions on the Series D Preferred Shares for all past distribution periods and then current distribution periods.




LIQUIDATION PREFERENCE

     Upon any liquidation, dissolution or winding up of AMLI, whether voluntary or involuntary, before any payment or distribution of the assets of AMLI shall be made to or set apart for the holders of Junior Shares, the holders of Series D Preferred Shares shall be entitled to receive the greater of (i) $25.00 per share, plus interest, plus a redemption premium (as discussed below), if applicable, and (ii) the amount that would be received if the Series D Preferred Shares were converted into common shares immediately prior to liquidation. If, upon any liquidation, dissolution or winding up of AMLI, the assets of AMLI are insufficient to pay in full such preferential amount and liquidating payments on the Series D Preferred Shares and all Parity Shares, then AMLI shall distribute such assets among the holders of Series D Preferred Shares and Parity Shares in proportion to the respective amounts which would be payable on such Series D Preferred Shares and such Parity Shares if all liquidating payments were paid in full.

     If the liquidating payments are payable before the second anniversary of the date the Series D Preferred Shares were first issued, the redemption premium that shall be included in the liquidating payments shall equal 2% of $25.00. If the liquidating payments are payable on or after the second anniversary of the date the Series D Preferred Shares were first issued and before the fifth anniversary of the date the Series D Preferred Shares were first issued, the redemption premium that shall be included in the liquidating payments shall equal 1% of $25.00. No redemption premium shall be included in liquidating payments made on or after the fifth anniversary of the date the Series D Preferred Shares were first issued.

     Upon any liquidation, dissolution or winding up of AMLI, after payment has been made in full to the holders of Series D Preferred Shares and any Parity Shares, the holders of Junior Shares will be entitled to receive any and all assets remaining to be paid or distributed.

     A consolidation or merger of AMLI with or into one or more corporations, a sale or transfer of all or substantially all of AMLI's assets or a statutory share exchange will not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of AMLI.


REDEMPTION

     AMLI must redeem the Series D Preferred Shares in whole in August, 2051. The redemption price, in such case, shall be payable, at the option of AMLI, either: (i) in cash in an amount equal to the aggregate conversion price (as in effect at the time) of the Series D Preferred Shares; or (ii) by issuance of that number of fully paid and non-assessable common shares equal to the quotient obtained by dividing (A) the product of the number of Series D Preferred Shares to be redeemed multiplied by $25.00, plus all unpaid distributions by (B) the conversion price (as in effect at the time).

     AMLI may not redeem the Series D Preferred Shares before the fifth anniversary of the date of first issuance of the Series D Preferred Shares.

On or after the fifth anniversary, AMLI may redeem all, but not less than all, of the outstanding Series D Preferred Shares at any time.

     Series D Preferred Shares shall be redeemed by AMLI on the date specified in the notice to holders. The date specified in the notice of redemption must be not less than thirty (30) days nor more than sixty (60) days after the date the notice of redemption is sent by AMLI.





     Unless all distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment of the distributions is set apart for payment with respect to the Series D Preferred Shares and all past and current distribution periods with respect to any Parity Shares, AMLI may not redeem any Series D Preferred Shares unless it redeems all outstanding Series D Preferred Shares and AMLI and its affiliates may not redeem, purchase or acquire any Series D Preferred Shares or Parity Shares, except pursuant to a purchase or exchange offer made on the same terms to all holders of Series D Preferred Shares.

     If AMLI redeems Series D Preferred Shares, notice of such redemption shall be given to each holder of record of shares to be redeemed not less than thirty (30) days nor more than sixty (60) days before the date of the notice of redemption. The notice will be sent to each holder's address as it appears on the share records of AMLI. The notice will state, as appropriate: (i) the redemption date; (ii) the number of Series D Preferred Shares to be redeemed; (iii) the place or places at which certificates representing the Series D Preferred Shares are to be surrendered; (iv) the redemption price; and (v) the then-current conversion price. If AMLI has mailed notice of the redemption of Series D Preferred Shares as provided above and deposits the funds necessary for the redemption in trust, then, beginning on the date of redemption, distributions will cease to accumulate or accrue on the shares called for redemption, those shares will no longer be deemed to be outstanding and all rights of the holders of those shares will cease (except the right to receive the redemption price).


CONVERSION RIGHTS UPON A CHANGE OF CONTROL

     In the event AMLI experiences a Change of Control, the holders of the Series D Preferred Shares will have the option, upon written notice to AMLI within thirty (30) calendar days of such Change of Control, to require AMLI to redeem all, but not part, of the Series D Preferred Shares at a price equal to the liquidating payments as determined as of the date of the Change of Control.

     The term "Change of Control" means each occurrence of any of the following: (i) the acquisition, directly or indirectly, by any individual, entity or group (other than The Equitable Life Assurance Society of the United States, Gregory T. Mutz, UICI, Amli Realty Co., Ronald L. Jensen, or any of their respective affiliates) of beneficial ownership of (A) AMLI's outstanding shares of beneficial interest with voting power, excluding the outstanding shares with contingent voting rights, to cast more than 30% of the votes entitled to be cast to elect trustees, but only if such acquisition is not assented to by AMLI's board of trustees, or more than 30% of the aggregate fair market value of AMLI's outstanding shares of beneficial interest, but only if such acquisition is not assented to by AMLI's board of trustees, or (B) AMLI's outstanding shares of beneficial interest with voting power, excluding the outstanding shares with contingent voting rights, to cast more than 51% of the votes entitled to be cast to elect trustees of AMLI or more than 51% of the aggregate fair market value of AMLI's outstanding shares of beneficial interest; (ii) other than with respect to the election, resignation or replacement of any trustee designated, appointed or elected by the holders of the Series D Preferred Shares (each referred to as a "Preferred Trustee"), during any period of two consecutive years, individuals who at the beginning of such period constituted AMLI's board of trustees cease for any reason to constitute a majority of the board of trustees then in office; (iii) the failure of AMLI to qualify as a REIT; (iv) the conveyance, transfer or lease by AMLI of all or substantially all of its assets (including, but not limited to, real property investments) to any individual or entity; or (v)
(A) the consolidation with or merger into another entity by AMLI or (B) the consolidation with or merger of another entity into AMLI, which in either event (A) or (B) is pursuant to a transaction in which the holders of a majority of AMLI's outstanding shares of beneficial interest with voting power immediately prior to such transaction beneficially own less than a majority of the surviving entity's outstanding shares of beneficial interest with voting power immediately after such transaction.




CONVERSION RIGHTS

     A holder of Series D Preferred Shares has the right, at any time, and from time to time, to convert all or any portion of such shares (unless previously redeemed) into the number of fully paid and non-assessable shares of common shares obtained by dividing (i) the product of $25.00 multiplied by the number of shares to be converted by (ii) the conversion price as in effect at the time. The right to convert shares called for redemption (as described above) will terminate at the close of business on the fifth business day prior to the date of redemption, unless AMLI defaults in making the payment required to redeem the Series D Preferred Shares to be redeemed at that time.

     In order to exercise the conversion right, the holder of each Series D Preferred Share to be converted must surrender the certificate representing such share, duly endorsed or assigned to AMLI or in blank, at the office of the transfer agent, accompanied by written notice to AMLI that such holder elects to convert such Series D Preferred Shares.

     Holders of Series D Preferred Shares at the close of business on a distribution payment record date will be entitled to receive the distribution payable on such shares on the corresponding Distribution Payment Date, even if they convert the Series D Preferred Shares into common shares between those two dates. Except as provided above, AMLI will make no payment or allowance for unpaid distributions, whether or not in arrears, on converted shares or for distributions on the common shares issued upon such conversion.

     Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for Series D Preferred Shares have been surrendered and such notice has been received by AMLI as provided above. No fractional common share will be issued upon conversion of Series D Preferred Shares. Instead of any fractional interest in a common share, AMLI will pay to the holder of such share an amount in cash based upon the current market price of the common shares on the day before the date of conversion.


CONVERSION PRICE ADJUSTMENTS

     AMLI will adjust the conversion price if it (i) makes a distribution on any of its common shares, (ii) subdivides, combines or reclassifies its outstanding common shares, (iii) issues rights, options or warrants to all holders of common shares entitling them to purchase common shares at a price per share less than the fair market value, (iv) makes a distribution on its common shares other than in cash or common shares, or (v) pays consideration per common share with a value greater than the current market price of the common shares in a tender offer.

     No adjustment to the conversion price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in the conversion price. AMLI will carry forward any adjustments not required to be made and take such adjustments into account in any subsequent adjustments.

     If AMLI is a party to any transaction as a result of which common shares are converted into the right to receive shares, securities or other property, then each Series D Preferred Share will be convertible into the kind and amount of shares, securities and other property (including cash or any combination of the foregoing) which the holder of that share would have received if it had converted the share immediately before such transaction.

AMLI may not be a party to any transaction unless the terms of the transaction are consistent with the terms described above.





VOTING RIGHTS

     Holders of Series D Preferred Shares will not have any voting rights, except as described in this section or as applicable law may otherwise require from time to time.

     If and whenever (i) four quarterly distributions (whether or not consecutive) payable on the Series D Preferred Shares are in arrears (which shall, with respect to any such quarterly distribution, mean that any such distribution has not been paid in full), whether or not earned or declared,
(ii) for four consecutive quarterly distribution periods, AMLI fails to pay distributions on the common shares in an amount per share at least equal to $0.418 per share per quarter, or (iii) AMLI fails to satisfy the test set forth in the section entitled "Fixed Charge Coverage," then the number of trustees then constituting the board of trustees shall be increased by two (or by three if the number of trustees then constituting the board of trustees is ten or more (without including any trustees elected as set forth in this section) and the holders of Series D Preferred Shares, together with the holders of every other series or class of Parity Shares (with any other such series, the "Voting Preferred Shares"), voting as a single class regardless of series, will have the right to elect the additional trustees at any annual meeting of holders of beneficial interest or a special meeting. The voting rights of the holders of the Series D Preferred Shares and the term of the trustees elected by the Voting Preferred Shares will cease whenever (A) in the case of an arrearage in distributions described in clause (i), all distributions in arrears on the Series D Preferred Shares and the Voting Preferred Shares then outstanding have been paid and a sum sufficient for the payment of distributions for two consecutive quarters has been set aside, (B) in the case of an arrearage in distributions described in clause (ii), AMLI makes a quarterly distribution payment on the common shares in an amount per share equal to or exceeding $0.418 per share per quarter for two consecutive quarters, or
(C) in the case of a failure described in clause (iii), AMLI satisfies the test set forth in the section entitled "Fixed Charge Coverage" for two consecutive quarters.

     So long as any of the Series D Preferred Shares is outstanding, the affirmative vote of at least two-thirds of the holders of the Series D Preferred Shares, will be necessary to (i) make any amendment to AMLI's declaration of trust or bylaws which materially and adversely affects the voting powers, rights or preferences of the holders of the Series D Preferred Shares; (ii) authorize, reclassify, create, or increase the authorized amount of any class of Senior Shares or any security convertible into any class of Senior Shares; or (iii) issue any class of Senior Units in AMLI L.P. or any security convertible into any class of Senior Units.

     AMLI may authorize, reclassify, create, or increase the authorized amount of any class of Senior Shares or any security convertible into any class of Senior Shares without the consent of the holders of the Series D Preferred Shares if provision is made for the redemption of all of the outstanding Series D Preferred Shares, if the Series D Preferred Shares are then redeemable at the option of AMLI. AMLI may also issue any class of Senior Units in AMLI L.P. or any security convertible into any class of Senior Units without the consent of the holders of the Series D Preferred Shares if provision is made for the redemption of all of the outstanding Series D Preferred Shares, if the Series D Preferred Shares are then redeemable at the option of AMLI.

     Except as otherwise required by applicable law or as described above, the holders of the Series D Preferred Shares will not have any voting rights and powers. The consent of the holders of the Series D Preferred Shares will not be required for the taking of any corporate action.




FIXED CHARGE COVERAGE TEST

     So long as any Series D Preferred Shares are outstanding, AMLI must maintain a fixed charge coverage ratio of aggregate Consolidated EBITDA (as defined below) to aggregate Consolidated Fixed Charges (as defined below) for every fiscal quarter equal to or greater than 1.625 to 1.

     "Consolidated EBITDA" for any period means the consolidated net income of AMLI (before minority interest, extraordinary items and other gains and losses) as reported in AMLI's financial statements filed with the Securities and Exchange Commission plus (i) income and state franchise taxes paid or accrued by AMLI, (ii) interest expense paid or accrued by AMLI, (iii) depreciation and depletion, (iv) amortization, (v) fees (to the extent such fees were treated as expenses in the calculation of the consolidated net income of AMLI) with respect to any interest rate protection agreement and/or currency protection agreement and (vi) other non-cash charges or discretionary prepayment penalties deducted from consolidated net income.

     "Consolidated Fixed Charges" for any period means the sum of (i) interest expense paid or accrued by AMLI, (ii) preferred share distribution requirements for such period, whether or not declared or paid and (iii) fees (to the extent such fees were treated as expenses in the calculation of the consolidated net income of AMLI) with respect to any interest rate protection agreement and/or currency protection agreement.

RESTRICTIONS ON TRANSFER

     The restrictions on transfer and ownership limitations described above under "Description of Common Shares - Restrictions on size of holdings of shares" also apply to the Series D Preferred Shares. You should refer to that description and AMLI's declaration of trust and bylaws for more information.





           DESCRIPTION OF PROVISIONS OF MARYLAND LAW AND OF
                AMLI'S DECLARATION OF TRUST AND BYLAWS

     The following description of some general provisions of Maryland law and of AMLI's declaration of trust and bylaws is not complete and you should refer to Maryland law, AMLI's declaration of trust and AMLI's bylaws for more information.


BOARD OF TRUSTEES

     AMLI's declaration of trust provides that AMLI's board of trustees will have not less than three nor more than fifteen trustees, as determined from time to time by AMLI's board of trustees. AMLI's declaration of trust further provides that a majority of AMLI's trustees must be "disinterested trustees." Disinterested trustees are persons who are not affiliated with AMLI Realty Co., which has been succeeded by UICI, and its affiliates and successors. The trustees are divided into three classes. Each trustee will hold office for three years and until his or her successor is duly elected and qualified. At each annual meeting of shareholders, the successors to the class of trustees whose term expires at that meeting will be elected to hold office for three years.

     A majority of the trustees then in office, even if less than a quorum, may fill vacancies on AMLI's board of trustees, except that a vacancy resulting from an increase in the number of trustees will be filled by a majority of the entire board of trustees. In the event that a majority of AMLI's board of trustees are not disinterested trustees, the remaining disinterested trustees, or, if there are no disinterested trustees, the remaining members of AMLI's board of trustees, must promptly appoint that number of disinterested trustees necessary to cause the board to include a majority of disinterested trustees. Any trustees so appointed by the trustees then in office will hold office until the next annual meeting of shareholders.

     The classified board provision may have the effect of making it more difficult for a third party to acquire control of AMLI without the consent of AMLI's board of trustees, even if a change in control would be beneficial to AMLI and its shareholders.


BUSINESS COMBINATIONS

     Under Maryland law, certain "business combinations," including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland REIT and an "interested shareholder" or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder became an interested shareholder. After the five-year period, these business combinations must be recommended by the board of trustees of the REIT and approved by at least 80% of the votes entitled to be cast by shareholders of the REIT, including at least two-thirds of the votes entitled to be cast by shareholders other than the interested shareholder with whom the business combination is to be effected, unless, among other things, the REIT's common shareholders receive a minimum price (as defined under Maryland law) for their shares and they receive the consideration in cash or in the same form as previously paid by the interested shareholder for its shares. An "interested shareholder" is a person who either beneficially owns 10% or more of the voting power of the REIT's outstanding shares or is an affiliate of the REIT and, at any time during the prior two years, beneficially owned 10% or more of the voting power of the REIT's then outstanding shares. These provisions of Maryland law do not apply, however, to business combinations which are approved or exempted by the board of trustees of the REIT prior to the time that the interested shareholder becomes an interested shareholder.





     AMLI's declaration of trust exempts any business combination with Gregory T. Mutz, Baldwin & Lyons, Inc., an Indiana corporation, AMLI Realty Co., which has been succeeded by UICI, and their affiliates and successors from these provisions of Maryland law.


CONTROL SHARE ACQUISITIONS

     Maryland law provides that "control shares" of a Maryland REIT acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast by shareholders other than the acquirer or officers or trustees who are employees of the REIT. "Control shares" are voting shares which, if aggregated with all other voting shares previously acquired by the acquirer or in respect of which the acquirer is able to exercise voting power, would entitle the acquirer to exercise at least one-tenth of the voting power in electing trustees. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel the board of trustees of the REIT to call a special meeting of shareholders to be held within 50 days of demand to consider voting rights for the shares. If no request for a meeting is made, the REIT may itself present the question at any shareholders' meeting.

     If the shareholders do not approve voting rights at the meeting or if the acquiring person does not deliver an acquiring person statement as required by Maryland law, then, subject to certain conditions and limitations, the REIT may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair market value. Fair market value will be determined without regard to the absence of voting rights for the control shares as of the date of the last control share acquisition by the acquirer or of any meeting of shareholders at which the voting rights of those shares were considered and not approved. If the shareholders approve voting rights for control shares and the acquirer becomes entitled to exercise a majority of the voting power in electing trustees, all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of the appraisal rights may not be less than the highest price per share paid by the acquirer for the control shares.

     The control share acquisition law does not apply to shares acquired in a merger, consolidation or share exchange if the REIT is a party to the transaction, or to acquisitions approved or exempted by the declaration of trust or bylaws of the REIT. AMLI's declaration of trust exempts Gregory
T. Mutz, Baldwin & Lyons, AMLI Realty Co., which has been succeeded by UICI, and their affiliates and successors from these provisions of Maryland law.


AMENDMENTS TO AMLI'S DECLARATION OF TRUST

     Maryland law requires the shareholder of a REIT to approve any amendment to its declaration of trust, with certain exceptions. As permitted by Maryland law, AMLI's declaration of trust permits AMLI's board of trustees, by a two-thirds vote, to amend AMLI's declaration of trust to enable AMLI to qualify as a REIT. A majority of the votes entitled to be cast by shareholders must approve any other amendment to AMLI's declaration of trust.






TERMINATION OF AMLI

     AMLI has a perpetual term and intends to continue its operations for an indefinite time period. However, AMLI's declaration of trust permits the termination of AMLI after the holders of a majority of AMLI's outstanding shares approve the termination.


ADVANCE NOTICE OF TRUSTEE NOMINATIONS AND NEW BUSINESS

     For a shareholder to properly bring nominations or other business before an annual meeting of shareholders, AMLI's bylaws require the shareholder to deliver a notice to the secretary, absent specified circumstances, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting setting forth:

     (1) as to each person whom the shareholder proposes to nominate for election or reelection as a trustee, all information relating to that person that is required to be disclosed in solicitations of proxies for the election of trustees pursuant to Regulation 14A of the Securities Exchange Act of 1934;

     (2) as to any other business that the shareholder proposes to bring before the meeting, a brief description of that business, the reasons for conducting that business at the meeting and any material interest of that shareholder and of the beneficial owner, if any, on whose behalf the proposal is made; and

     (3) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the name and address of that shareholder as they appear on AMLI's stock records and of that beneficial owner and the number of shares which are owned beneficially and of record by that shareholder and that beneficial owner.


                   FEDERAL INCOME TAX CONSIDERATIONS

     The following is a description of the federal income tax consequences to AMLI and its shareholders of the treatment of AMLI as a REIT. Since these provisions are highly technical and complex, each prospective purchaser of the common shares is urged to consult his or her own tax advisor with respect to the federal, state, local, foreign and other tax consequences of the purchase, ownership and disposition of the common shares.

     Based upon certain representations of AMLI, in the opinion of Mayer, Brown & Platt, counsel to AMLI, AMLI has been organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation described in this prospectus and as represented by management will enable it to satisfy the requirements for such qualification.

     This opinion is conditioned upon representations made by AMLI as to factual matters relating to AMLI's organization and intended or expected manner of operation. In addition, this opinion is based on the law existing and in effect on the date hereof. AMLI's qualification and taxation as a REIT will depend on AMLI's ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Internal Revenue Code discussed below. Mayer, Brown & Platt will not review compliance with these tests on a continuing basis.
No assurance can be given that AMLI will satisfy such tests on a continuing basis.





     In brief, if certain detailed conditions imposed by the REIT provisions of the Internal Revenue Code are met, entities such as AMLI that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations, are generally not taxed at the corporate level on their "REIT taxable income" that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation", at both the corporate and shareholder levels, that generally results from the use of corporations. However, as discussed in greater detail below, such an entity remains subject to tax in certain circumstances even if it qualifies as a REIT.

     If AMLI fails to qualify as a REIT in any year, however, it will be subject to federal income taxation as if it were a domestic corporation, and its shareholders will be taxed in the same manner as shareholders of ordinary corporations. In this event, AMLI could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to its shareholders would be reduced or eliminated.

     AMLI's board of trustees believes that AMLI has been organized and operated and currently intends that AMLI will continue to operate in a manner that permits it to qualify as a REIT. There can be no assurance, however, that this expectation will be fulfilled, since qualification as a REIT depends on AMLI continuing to satisfy numerous asset, income and distribution tests described below, which in turn will be dependent in part on AMLI's operating results.

     The following summary is based on the Internal Revenue Code, its legislative history, administrative pronouncements, judicial decisions and Treasury regulations, subsequent changes to any of which may affect the tax consequences described herein, possibly on a retroactive basis. The following summary is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state, local, or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to various types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.


TAXATION OF AMLI

     GENERAL

     In any year in which AMLI qualifies as a REIT, it will not, in general, be subject to federal income tax on that portion of its REIT taxable income or capital gain which is distributed to shareholders. AMLI may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed. To the extent that AMLI elects to retain and pay income tax on its net long-term capital gain, shareholders are required to include their proportionate share of AMLI's undistributed long-term capital gain in income but receive a credit for their share of any taxes paid on the gain by AMLI.

     Notwithstanding its qualification as a REIT, AMLI may also be subject to taxation in other circumstances. If AMLI should fail to satisfy either the 75% or the 95% gross income test, as discussed below, and nonetheless maintains its qualification as a REIT because other requirements are met, it will be subject to a 100% tax on the greater of the amount by which AMLI fails to satisfy either the 75% test or the 95% test, multiplied by a fraction intended to reflect AMLI's profitability. AMLI will also be subject to a tax of 100% on net income from any "prohibited transaction," as described below, and if AMLI has net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or other non-qualifying income




from foreclosure property, it will be subject to tax on the income from foreclosure property at the highest corporate rate. In addition, if AMLI should fail to distribute during each calendar year at least the sum of:

     (1)   85% of its REIT ordinary income for the year;

     (2) 95% of its REIT capital gain net income for the year, other than capital gains AMLI elects to retain and pay tax on as described below; and

     (3)   any undistributed taxable income from prior years,

AMLI would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed.

     To the extent that AMLI elects to retain and pay income tax on its long-term capital gain, the retained amounts will be treated as having been distributed for purposes of the 4% excise tax. AMLI may also be subject to the corporate "alternate minimum tax," as well as tax in various situations and on some types of transactions not presently contemplated. AMLI will use the calendar year both for federal income tax purposes and for financial reporting purposes.

     In order to qualify as a REIT, AMLI must meet, among others, the following requirements:

     SHARE OWNERSHIP TEST

     AMLI's shares must be held by a minimum of 100 persons for at least 335 days in each taxable year, or a proportional number of days in any short taxable year. In addition, at all times during the second half of each taxable year, no more than 50% in value of the shares of AMLI may be owned, directly or indirectly and by applying constructive ownership rules, by five or fewer individuals, which for this purpose includes some tax-exempt entities. Any shares held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actual interest in such trust rather than by such trust. If AMLI complies with the Treasury regulations for ascertaining its actual ownership and did not know, or exercising reasonable diligence would not have reason to know, that more than 50% in value of its outstanding shares were held, actually or constructively, by five or fewer individuals, then AMLI will be treated as meeting such requirement.

     In order to ensure compliance with the 50% test, AMLI has placed restrictions on the transfer of its shares to prevent additional concentration of ownership. Moreover, to evidence compliance with these requirements under Treasury regulations, AMLI must maintain records which disclose the actual ownership of its outstanding shares and the regulations impose penalties against AMLI for failing to do so. In fulfilling its obligations to maintain records, AMLI must and will demand written statements each year from the record holders of designated percentages of shares disclosing the actual owners of the shares as prescribed by Treasury regulations. A list of those persons failing or refusing to comply with the demand must be maintained as a part of AMLI's records. A shareholder failing or refusing to comply with AMLI's written demand must submit with his or her tax returns a similar statement disclosing the actual ownership of AMLI's shares and other information. In addition, AMLI's declaration of trust provides restrictions on the transfer of shares that are intended to assist AMLI in continuing to satisfy the share ownership requirements. For more information, see "Description of Common Shares--Restrictions on size of holdings of shares." AMLI intends to enforce the 5% limitation on ownership of its shares to assure that its qualification as a REIT will not be compromised.





     ASSET TESTS

     At the close of each quarter of AMLI's taxable year, AMLI must satisfy tests relating to the nature of its assets determined in accordance with generally accepted accounting principles. First, at least 75% of the value of AMLI's total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, government securities and qualified temporary investments. Second, for taxable years beginning after December 31, 2000 not more than 20% of the value of AMLI's total assets may be represented by securities of one or more "taxable REIT subsidiaries." Third, although the remaining 25% of AMLI's assets generally may be invested without restriction, securities in this class may not exceed, in the case of securities of any one non-government issuer (the "Single Issuer Tests"), except with respect to a taxable REIT subsidiary, (1) 5% of the value of AMLI's total assets, (2) 10% of the outstanding voting securities of the issuer or (3) for taxable years beginning after December 31, 2000, 10% of the total value of the outstanding securities of the issuer (the "10% Value Test"). The 10% Value Test was added by the Tax Extension Act of 1999.
For purposes of the 10% Value Test, securities are generally defined to exclude certain safe-harbor debt owned by a REIT if the issuer is an individual or if the REIT owns no other securities of the issuer; where a REIT owns securities of a partnership, safe-harbor debt is excluded from the definition of securities only if the REIT owns at least 20% or more of the profits interest in the partnership.

     A broad exception to the Single Issuer Tests applies in the case of a "taxable REIT subsidiary" that meets certain requirements. To qualify as a taxable REIT subsidiary, both the REIT and the subsidiary corporation must join in an election. In addition, any corporation (other than another
REIT) of which a taxable REIT subsidiary owns, directly or indirectly, more than 35% of the vote or value is automatically treated as a taxable REIT subsidiary. AMLI and each of the AMLI Management Company and AMLI Institutional Advisors, Inc. have made taxable REIT subsidiary elections.

     GROSS INCOME TESTS

     There are two separate percentage tests relating to the sources of AMLI's gross income which must be satisfied for each taxable year. For purposes of these tests, where AMLI invests in a partnership, such as AMLI, L.P., AMLI will be treated as receiving its share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in the hands of AMLI as it has in the hands of the partnership.

     1. THE 75% TEST. At least 75% of AMLI's gross income for the taxable year must be "qualifying income." Qualifying income generally includes:

           (1)   rents from real property, except as modified below;

           (2) interest on obligations collateralized by mortgages on, or interests in, real property;

           (3) gains from the sale or other disposition of "non-dealer property," which means interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of AMLI's trade or business;

           (4) dividends or other distributions on shares in other REITs, as well as gain from the sale of the shares;

           (5)   abatements and refunds of real property taxes;





           (6) income from the operation, and gain from the sale, of "foreclosure property," which means property acquired at or in lieu of a foreclosure of the mortgage collateralized by the property;

           (7) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property; and

           (8) certain qualified temporary investment income attributable to the investment of new capital received by AMLI in exchange for its shares during the one-year period following the receipt of the capital.

     Rents received by AMLI, L.P. from a tenant (other than a taxable REIT subsidiary) will not qualify as rents from real property in satisfying the 75% gross income test described above, or the 95% gross income test described below, if AMLI, or an owner of 10% or more of AMLI, directly or constructively owns 10% or more of the tenant. However, rents that are paid by taxable REIT subsidiaries and that meet a limited rental exception (when 90% of space is leased at comparable rents) quality as rents from real property. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property or as interest income for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rent from real property, AMLI generally must not operate or manage the property or furnish or render services to residents, other than through an "independent contractor" from whom AMLI derives no income, except that the "independent contractor" requirement does not apply to the extent that the services provided by AMLI are "usually or customarily rendered" in connection with the rental of multifamily units for occupancy only, or are not otherwise considered "rendered to the occupant for his convenience." However, a REIT is permitted to render a de minimis amount of impermissible services to tenants, or in connection with the management of property, and still treat amounts received with respect to that property as rent from real property. The amount received or accrued by the REIT during the taxable year for the impermissible services with respect to a property may not exceed one percent of all amounts received or accrued by the REIT directly or indirectly from the property. The amount received for any service or management operation for this purpose shall be deemed to be not less than 150% of the direct cost of the REIT in furnishing or rendering the service or providing the management or operation. However, the de minimis amount itself will not qualify as "rent from real property." A taxable REIT subsidiary can engage in certain business activities that under prior law could disqualify a REIT because the taxable REIT subsidiary's activities and relationship with the REIT could have prevented certain income from qualifying as rents from real property. Effective December 31, 2000, the taxable REIT subsidiary can provide services to tenants of REIT property (even if such services were not considered services customarily furnished in connection with the rental of real property), and can manage or operate properties, generally for third parties, without causing amounts received or accrued directly or indirectly by the REIT for such activities to fail to be treated as rents from real property.





     2. THE 95% TEST. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of AMLI's gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of shares or other securities that are not dealer property. Dividends, other than on REIT shares, and interest on any obligations not collateralized by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% test. In addition, payments to AMLI under an interest rate swap, cap agreement, option, futures contract, forward rate agreement or any similar financial instrument entered into by AMLI to hedge indebtedness incurred or to be incurred, and any gain from the sale or other disposition of these instruments, are treated as qualifying income for purposes of the 95% test, but not for purposes of the 75% test.

     AMLI believes that, for purposes of both the 75% and the 95% gross income tests, its investment in the communities and the co-investment communities through AMLI, L.P. will, in major part, give rise to qualifying income in the form of rents, and that gains on the sales of the communities and the co-investment communities, or AMLI's interest in AMLI, L.P., generally will also constitute qualifying income.

     AMLI Management Company receives and anticipates continuing to receive fee income in consideration of the performance of property management and other services with respect to properties not owned by AMLI or AMLI, L.P. and receives and anticipates continuing to receive fee income in consideration of the performance of general contracting and construction management services. AMLI Institutional Advisors receives and anticipates continuing to receive fee income for providing investment advisory services. Substantially all the income derived by AMLI from the service companies will be in the form of dividends and interest on the securities of each of the service companies owned by AMLI, L.P. The dividends and interest income will satisfy the 95% gross income test, but not the 75% gross income test, as discussed above.

     For purposes of determining whether AMLI complies with the 75% and 95% income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property, excluding foreclosure property, unless the property is held by AMLI for at least four years and certain other requirements relating to the number of properties sold in a year, their tax bases, and the cost of improvements made thereto are satisfied. For more information, see "--Taxation of AMLI- -General."

     Even if AMLI fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under provisions of the Internal Revenue Code. These relief provisions will generally be available if: (1) AMLI's failure to comply was due to reasonable cause and not to willful neglect;
(2) AMLI reports the nature and amount of each item of its income included in the tests on a schedule attached to its tax return; and (3) any incorrect information on this schedule is not due to fraud with intent to evade tax. If these relief provisions apply, however, AMLI will nonetheless be subject to a special tax upon the greater of the amount by which it fails either the 75% or 95% gross income test for that year.

     ANNUAL DISTRIBUTION REQUIREMENTS

     In order to qualify as a REIT, AMLI is required to make distributions, other than capital gain dividends, to its shareholders each year in an amount at least equal to

     (1)   the sum of

           (a) 90% of AMLI's REIT taxable income, computed without regard to the dividends paid deduction and REIT net capital gain, plus





           (b) 90% of its net income after tax, if any, from foreclosure property, minus

     (2)   the sum of some items of excess non-cash income.

     Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before AMLI timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that AMLI does not distribute all of its net capital gain or distributes at least 90% but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. For taxable years beginning after August 5, 1997, a REIT is permitted, with respect to undistributed net long-term capital gains it received during the taxable year, to designate in a notice mailed to shareholders within 60 days of the end of the taxable year, or in a notice mailed with its annual report for the taxable year, such amount of such gains which its shareholders are to include in their taxable income as long-term capital gains. Thus, if AMLI made this designation, the shareholders of AMLI would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by AMLI and AMLI would have to pay the tax on such gains within 30 days of the close of its taxable year. Each shareholder of AMLI would be deemed to have paid such shareholder's share of the tax paid by AMLI on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his AMLI stock by the difference between the amount of income to the holder resulting from the designation less the holder's credit or refund for the tax paid by AMLI.

     AMLI intends to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible that AMLI may not have sufficient cash or other liquid assets to meet the 90% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing AMLI's REIT taxable income on the other hand. To avoid any problem with the 90% distribution requirement, AMLI will closely monitor the relationship between its REIT taxable income and cash flow and, if necessary, intends to borrow funds in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time.

     If AMLI fails to meet the 90% distribution requirement as a result of an adjustment to AMLI's tax return by the Internal Revenue Service, AMLI may retroactively cure the failure by paying a "deficiency dividend," plus applicable penalties and interest, within a specified period.

     FAILURE TO QUALIFY

     If AMLI fails to qualify for taxation as a REIT in any taxable year and relief provisions do not apply, AMLI will be subject to tax, including applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to shareholders in any year in which AMLI fails to qualify as a REIT will not be deductible by AMLI, nor generally will they be required to be made under the Internal Revenue Code. In that event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and subject to limitations in the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, AMLI also will be disqualified from reelecting taxation as a REIT for the four taxable years following the year during which qualification was lost.






TAXATION OF AMLI'S SHAREHOLDERS

     TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS

     As long as AMLI qualifies as a REIT, distributions made to AMLI's taxable domestic shareholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will be taken into account by them as ordinary income and will not be eligible for the dividends-received deduction for corporations. Distributions and undistributed amounts that are designated as capital gain dividends will be taxed as long-term capital gains, to the extent they do not exceed AMLI's actual net capital gain for the taxable year, without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. To the extent that AMLI makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the shareholder, reducing the tax basis of a shareholder's shares by the amount of the distribution, but not below zero, with distributions in excess of the shareholder's tax basis taxable as capital gains, if the shares are held as a capital asset. In addition, any dividend declared by AMLI in October, November or December of any year and payable to a shareholder of record on a specific date in those months shall be treated as both paid by AMLI and received by the shareholder on December 31 of that year, provided that the dividend is actually paid by AMLI during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of AMLI. Federal income tax rules may also require that minimum tax adjustments and preferences be apportioned to AMLI shareholders.

     In general, any loss upon a sale or exchange of shares by a shareholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss, to the extent of distributions from AMLI were required to be treated by the shareholder as long-term capital gains.

     BACKUP WITHHOLDING

     AMLI will report to its domestic shareholders and to the Internal Revenue Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at applicable rates with respect to distributions paid unless the shareholder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide AMLI with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be credited against the shareholder's income tax liability. In addition, AMLI may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to AMLI.





     TAX CONSEQUENCES UPON CONVERSION OF SERIES D PREFERRED SHARES INTO COMMON SHARES

     Generally, except with respect to cash received in lieu of fractional shares, no gain or loss will be recognized upon the conversion of Series D Preferred Shares into common shares. The tax basis of a holder of Series D Preferred Shares (each referred to as a "Preferred Holder") in the common shares received will equal that holder's tax basis in the Series D Preferred Shares surrendered in the conversion reduced by any basis attributable to fractional shares deemed received and the holding period for the common shares will include the Preferred Holder's holding period for the Series D Preferred Shares. Based on the Internal Revenue Service's present advance ruling policy, cash received in lieu of a fractional common share upon conversion of Series D Preferred Shares should be treated as a payment in redemption of the fractional share interest in those common shares. See "--Redemption of Series D Preferred Shares" below.

     DEEMED DIVIDENDS ON SERIES D PREFERRED SHARES

     The conversion price of the Series D Preferred Shares may be adjusted if AMLI makes certain distributions of stock, cash or other property to its shareholders. While AMLI does not presently contemplate making such a distribution, if AMLI makes a distribution of cash or property resulting in an adjustment to the conversion price, a Preferred Holder may be viewed as receiving a "deemed distribution" which is taxable as a dividend under
Section 301 and 305 of the Internal Revenue Code.

     REDEMPTION OF SERIES D PREFERRED SHARES

     The treatment to be accorded to any redemption by AMLI of Series D Preferred Shares can only be determined on the basis of particular facts as to each Preferred Holder at the time of redemption. In general, a Preferred Holder will recognize capital gain or loss measured by the difference between the amount realized by the Preferred Holder upon the redemption and that holder's adjusted tax basis in the Series D Preferred Shares redeemed (provided the Series D Preferred Shares are held as a capital asset) if that redemption (i) results in a "complete termination" of the Preferred Holder's share interest in all classes of shares of AMLI under Section 302(b)(3) of the Internal Revenue Code, (ii) is "substantially disproportionate" with respect to the holder's interest in AMLI under Section 302(b)(2) of the Internal Revenue Code (which generally will not be the case if only Series D Preferred Shares are redeemed, since the holders of Series D Preferred Shares generally do not have voting rights) or (iii) is "not essentially equivalent to a dividend" with respect to the Preferred Holder under Section 302(b)(1) of the Internal Revenue Code. In determining whether any of these tests have been met, shares considered to be owned by the Preferred Holder by reason of certain constructive ownership rules set forth in the Internal Revenue Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of
Section 302(b) of the Internal Revenue Code will be satisfied with respect to any particular Preferred Holder depends upon the facts and circumstances at the time when the determination must be made, prospective investors are advised to consult their own tax advisors to determine their tax treatment.

     If the redemption does not meet any of the tests under Section 302(b) of the Internal Revenue Code, then the redemption proceeds received from the Series D Preferred Shares will be treated as a distribution on the Series D Preferred Shares as described under "--Taxation of taxable domestic shareholders." If the redemption is taxed as a dividend, the Preferred Holder's adjusted tax basis in the Series D Preferred Shares will be transferred to any other share holdings in AMLI. If, however, the Preferred Holder has no remaining share holdings in AMLI, that basis could be transferred to a related person or it may be lost.




OTHER TAX CONSIDERATIONS

     THE SERVICE COMPANIES

     A portion of the cash to be used by AMLI, L.P. to fund distributions to partners, including AMLI, is expected to come from the service companies through dividends and interest on the securities of the service companies held by AMLI, L.P. In addition, the service companies will each receive income from AMLI, AMLI, L.P. and unrelated third parties. Because the service companies, AMLI, and AMLI, L.P. are related through stock or partnership ownership, income of the service companies from services performed for AMLI and AMLI, L.P. may be subject to rules under which additional income may be allocated to the service companies. On account of these ownership relationships, the allocation of some expenses and reimbursements thereof among the service companies, AMLI and AMLI, L.P., could be subject to additional scrutiny by the Internal Revenue Service.

     Each of the service companies will pay federal and state income taxes at the full applicable corporate rates on its income prior to payment of any dividends. Each of the service companies will attempt to minimize the amount of the taxes, but there can be no assurance whether or to the extent to which measures taken to minimize taxes will be successful. To the extent that the service companies are required to pay federal, state or local taxes, the cash available for distribution by AMLI to shareholders will be reduced accordingly.

     POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING TAX CONSEQUENCES

     Prospective shareholders should recognize that the present federal income tax treatment of an investment in AMLI may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the Treasury, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations of these laws could adversely affect the tax consequences of an investment in AMLI.

     STATE AND LOCAL TAXES

     AMLI and its shareholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of AMLI and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws on an investment in the Series D Preferred Shares or the common shares of AMLI.

     You are advised to consult the applicable prospectus supplement, as well as your tax advisor regarding the specific tax consequences to you of the purchase, ownership and sale of any of the securities described in this prospectus, including the federal, state, local, foreign, and other tax consequences of the purchase, ownership, sale and election and of potential changes in applicable tax laws.






                          SELLING SHAREHOLDER

     On the date of this Prospectus, The Equitable Life Assurance Society of the United States owns all of the issued and outstanding Series D Preferred Shares. The 800,000 Series D Preferred Shares owned by Equitable were purchased from AMLI in a private transaction and are convertible into common shares (Such shares are referred to as the "Conversion Shares".). Equitable may offer any and all of the Series D Preferred Shares and the Conversion Shares pursuant to the Prospectus. If Equitable sells all of the Series D Preferred Shares and the Conversion Shares, Equitable will not own any Series D Preferred Shares or Conversion Shares after the completion of this offering. Under the terms of the Registration Rights Agreement, dated October 31, 2001, between Equitable and AMLI (the "Registration Rights Agreement"), Equitable may also include persons holding shares of beneficial interest in AMLI as a result of a transfer or assignment to that person of Series D Preferred Shares or Conversion Shares from Equitable other than pursuant to an effective registration or Rule 144 under the Securities Act of 1933 ("Rule 144"). Information regarding the identity and share ownership of any Selling Shareholder other than Equitable will be described in a supplement to this Prospectus. Equitable has not had a material relationship with AMLI or its affiliates in the past three years.


                         PLAN OF DISTRIBUTION

     The Selling Shareholder may from time to time sell the Series D Preferred Shares or the Conversion Shares at market prices or at negotiated prices and offer and sell the Conversion Shares on the NYSE or otherwise.

     The Selling Shareholders may sell the Series D Preferred Shares or the Conversion Shares in ordinary brokerage transactions, in block transactions, in privately negotiated transactions, through put or call transactions relating to the Series D Preferred Shares and the Conversion Shares, through short sales of the Series D Preferred Shares or the Conversion Shares, pursuant to Rule 144 or otherwise. Those transactions may or may not involve brokers or dealers. If the Selling Shareholder sells the Series D Preferred Shares or Conversion Shares through brokers, it expects to pay customary brokerage commissions and charges. AMLI is registering the Series D Preferred Shares and Conversion Shares to permit the Selling Shareholder to resell the Series D Preferred Shares and the Conversion Shares and to permit public secondary trading from time to time.

AMLI is required to register the Conversion Shares under the terms of the Registration Rights Agreement.

     AMLI has agreed to pay all expenses (other than selling commissions, underwriting discounts and share transfer taxes applicable to any sale of the Conversion Shares) of the Selling Shareholder in connection with the registration and sale of the Series D Preferred Shares and the Conversion Shares.

     The following table lists the estimated expenses in connection with the registration and sale of the Series D Preferred Shares and the Conversion Shares, all of which will be paid by AMLI:

           TYPE OF FEE                            AMOUNT
           -----------                            ------

           Registration Fee                      $ 4,780
           Transfer Agent Fees                   $ 2,500
           Printing and Duplicating Expenses     $ 1,500
           Legal Fees and Expenses               $20,000
           Accounting Fees and Expenses          $ 5,000
           Miscellaneous Expenses                $ 3,000

               Total                             $36,780





     The Selling Shareholder and any, dealer, broker or other agent selling the Series D Preferred Shares or the Conversion Shares for the Selling Shareholder or purchasing the Series D Preferred Shares or the Conversion Shares from the Selling Shareholder for purposes of resale may be deemed an underwriter under the Securities Act and any compensation received by the Selling Shareholder, dealer, broker or other agent may be deemed to be underwriting compensation. The amount of such compensation cannot currently be estimated. AMLI knows of no existing arrangements between the Selling Shareholder and any dealer, broker or other agent.

     To comply with certain states' securities laws, if applicable, the Series D Preferred Shares and the Conversion Shares may be sold in those states only through brokers or dealers. In addition, the Series D Preferred Shares and the Conversion Shares may not be sold in certain states unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and followed.

     AMLI has agreed to indemnify the Selling Shareholder and its respective directors, officers and controlling persons against certain liabilities relating to the registration statement, including certain liabilities under the Securities Act. The Selling Shareholder has agreed to indemnify AMLI and its trustees, officers and controlling persons against certain liabilities relating to information furnished by the Selling Shareholder to AMLI in writing for inclusion in the registration statement, including certain liabilities under the Securities Act.


                                EXPERTS

     The consolidated financial statements and related financial statement schedule of AMLI as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                             LEGAL MATTERS

     Mayer, Brown & Platt will issue an opinion for AMLI on the validity of the Series D Preferred Shares and the Conversion Shares offered. Mayer, Brown & Platt has in the past represented and is currently representing AMLI and some of its affiliates.


                  WHERE YOU CAN FIND MORE INFORMATION

     AMLI files annual, quarterly and current reports, proxy statements and other information with the SEC. AMLI's SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document AMLI files with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also read any document AMLI files with the SEC at the offices of the NYSE.

     We filed a registration statement on Form S-3 with the SEC. This prospectus does not contain all of the information in the registration statement. Please refer to the registration statement for more information about us and our Series D Preferred Shares and the Conversion Shares. Statements in this prospectus about any contract or any other document are not necessarily complete and you should refer to the copy of that contract or other document which we filed as an exhibit to the registration statement. You may read a copy of the registration statement at any of the sources described above.





     The SEC allows AMLI to "incorporate by reference" the information it files with them, which means that AMLI can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that AMLI files later with the SEC will automatically update and supersede this information. AMLI incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is terminated.

     .     AMLI's Annual Report on Form 10-K for the year ended
           December 31, 2000;

     . AMLI's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2001, June 30, 2001, and September 30, 2001;

     . The description of AMLI's common shares contained in AMLI's registration statement on Form 8-A; and

     . The description of AMLI's preferred share purchase rights contained in AMLI's registration statement on Form 8-A.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:


                            Secretary
                            AMLI Residential Properties Trust
                            125 South Wacker Drive
                            Chicago, IL 60606
                            (312) 443-1477




                                PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses in connection with the registration and sale of the shares registered hereby, all of which will be paid by the registrant:

           SEC registration fee . . . . . . . . .$ 4,780
           Transfer agent fees. . . . . . . . . .  2,500
           Printing and duplicating expenses. .    1,500
           Legal fees and expenses. . . . . . . . 20,000
           Accounting fees and expenses . . . . .  5,000
           Miscellaneous expenses . . . . . . . .  3,000
                                                 -------
               Total. . . . . . . . . . . . . . .$36,780
                                                 =======


ITEM 15.  INDEMNIFICATION OF TRUSTEES AND OFFICERS.

     As permitted by Maryland law, AMLI's declaration of trust provides that a trustee or officer of AMLI will not be liable for money damages to the registrant or the shareholders for any act or omission in the performance of his or her duties, except to the extent that (1) the person actually received an improper benefit or (2) the person's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated.

     The registrant's officers and trustees are and will be indemnified under the registrant's declaration of trust and bylaws and the partnership agreement of AMLI, L.P. against certain liabilities. The registrant's declaration of trust requires the registrant to indemnify its trustees and officers against claims and liabilities and reasonable expenses actually incurred by them in connection with any claim or liability by reason of their services in those or other capacities unless it is established that:

     (1) the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

     (2) the trustee or officer actually received an improper personal benefit; or

     (3) in the case of any criminal proceeding, the trustee had reasonable cause to believe that the act or omission was unlawful.

     However, the registrant may not indemnify for an adverse judgment in a suit by or in the right of AMLI. As permitted by Maryland law, the registrant's declaration of trust allows the registrant to advance reasonable expenses to a trustee upon the registrant's receipt of (1) a written affirmation by the trustee of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the registrant and (2) a written undertaking by or on his or her behalf to repay the amount paid or reimbursed by the registrant if it is ultimately determined that the trustee did not meet the standard of conduct. Additionally, the registrant has entered into indemnification agreements with the registrant's officers and trustees providing substantially the same scope of coverage afforded by provisions in the registrant's declaration of trust.





     The partnership agreement of AMLI, L.P. also provides for indemnification of the registrant and its officers and trustees to the same extent indemnification is provided to officers and trustees of the registrant in its declaration of trust. The partnership agreement of AMLI, L.P. limits the liability of the registrant to AMLI, L.P. and its partners to the same extent the liability of the registrant's officers and trustees to the registrant and its shareholders is limited under the registrant's declaration of trust.

     The registrant has agreed to indemnify the selling shareholders and their respective trustees, officers and controlling persons against certain liabilities relating to the registration statement, including certain liabilities under the Securities Act of 1933. Each selling shareholder has agreed to indemnify the registrant and its trustees, officers and controlling persons against certain liabilities relating to information furnished by that selling shareholder to the registrant in writing for inclusion in the registration statement, including certain liabilities under the Securities Act of 1933.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     See the exhibit index which is incorporated by reference.


ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           PROVIDED, HOWEVER, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.





     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.







                           POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that AMLI Residential Properties Trust, a Maryland real estate investment trust, and each of the undersigned trustees and officers of AMLI Residential Properties Trust, hereby constitutes and appoints Gregory T. Mutz, John E. Allen, Allan J. Sweet and Charles C. Kraft, its, his or her true and lawful attorneys-in-fact and agents, for it, him or her and in its, his or her name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments to this registration statement, and to file each such amendment to this registration statement with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things required and necessary to be done, as fully and to all intents and purposes as it, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.




                              SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on November 28, 2001.


                            AMLI RESIDENTIAL PROPERTIES TRUST


                            By:   /s/ John E. Allen
                                  --------------------------------------
                                  John E. Allen
                                  Vice-Chairman of the Board of Trustees


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     Name                         Title                  Date
     ----                         -----                  ----

/s/ Gregory T. Mutz
----------------------    Chairman of the Board
Gregory T. Mutz             Board of Trustees
                      (Principal Executive Officer)  November 30, 2001


/s/ Robert J. Chapman   Executive Vice President
----------------------    (Principal Financial
Robert J. Chapman               Officer)             November 29, 2001


/s/ Charles C. Kraft
----------------------          Treasurer
Charles C. Kraft          (Principal Accounting
                                Officer)             November 29, 2001


/s/ John E. Allen
----------------------    Vice-Chairman of the
John E. Allen               Board of Trustees        November 28, 2001


/s/ Allan J. Sweet
----------------------    Trustee and President      November 29, 2001
Allan J. Sweet


/s/ Philip N. Tague
----------------------         Trustee and
Philip N. Tague         Executive Vice President     November 29, 2001


/s/ Laura D. Gates
----------------------           Trustee             November 29, 2001
Laura D. Gates





     Name                         Title                  Date
     ----                         -----                  ----


/s/ Marc S. Heilweil
----------------------           Trustee             November 29, 2001
Marc S. Heilweil


/s/ Stephen G. McConahey
-------------------------        Trustee             November 30, 2001
Stephen G. McConahey


/s/ Quintin E. Primo, III
-------------------------        Trustee             November 30, 2001
Quintin E. Primo, III


-------------------------        Trustee             November ___, 2001
John G. Schreiber





                           INDEX TO EXHIBITS



EXHIBIT DOCUMENT DESCRIPTION
------- --------------------

3.1 Amended and Restated Declaration of Trust of the Registrant (Incorporated by reference to exhibit 3.1 to Registration
        Statement No. 33-71566).

3.2 Amended and Restated By-laws of the Registrant (Incorporated by reference to exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001).

3.3 Articles Supplementary to the Amended and Restated Declaration of Trust of the Registrant Classifying Shares of Beneficial Interest in the Registrant as Series A Cumulative Convertible Preferred Shares of Beneficial Interest (Incorporated by reference to exhibit 4.9 to the Registrant's Current Report on Form 8-K dated January 30, 1996).

3.4 Articles Supplementary to the Amended and Restated Declaration of Trust of the Registrant Classifying Shares of Beneficial Interest in the Registrant as Series B Cumulative Convertible Preferred Shares of Beneficial Interest (Incorporated by reference to exhibit 4 to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998).

3.5 Articles Supplementary to the Amended and Restated Declaration of Trust of the Registrant Classifying Unissued Shares of Beneficial Interest in the Registrant as Series C Junior Participating Preferred Shares (Incorporated by reference to exhibit 3.5 to the Registrant's Form S-3 filed September 24, 2001).

3.6 Articles Supplementary to the Amended and Restated Declaration of Trust of the Registrant Classifying Shares of Beneficial Interest in the Registrant as Series D Cumulative Convertible Preferred Shares of Beneficial Interest (Incorporated by reference to exhibit 4.2 to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001).

4.1 Form of Common Share Certificate (Incorporated by reference to exhibit 4.1 to Registration Statement No. 33-71566).

4.2 Form of Share Certificate for Series D Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest (Incorporated by reference to exhibit 4.1 to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001).

4.3 Rights Agreement, dated as of November 2, 1998, between the Registrant and Harris Trust and Savings Bank, as Rights Agent, including Exhibit A thereto (Form of Articles Supplementary relating to the Series C Junior Participating Preferred Shares) and Exhibit B thereto (Form of Right Certificate) (Incorporated by reference to exhibit 4 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998).

4.4 Registration Rights Agreement, dated January 29, 2001, among the Registrant, AMLI Residential Properties, L.P. and certain individuals (Incorporated by reference to exhibit 4.3 to the Registrant's Form S-3 filed September 24, 2001).

4.5 Registration Rights Agreement, dated February 1, 2001, among the Registrant, AMLI Residential Properties, L.P. and certain individuals and entities (Incorporated by reference to exhibit 4.4 to the Registrant's Form S-3 filed September 24, 2001).





4.6 Registration Rights Agreement, dated March 31, 2001, among the Registrant, AMLI Residential Properties, L.P. and certain individuals (Incorporated by reference to exhibit 4.5 to the Registrant's Form S-3 filed September 24, 2001).

4.7 Registration Rights Agreement, dated August 6, 2001, among the Registrant, AMLI Residential Properties, L.P. and TMC Apartments, L.L.C. (Incorporated by reference to exhibit 4.6 to the Registrant's Form S-3 filed September 24, 2001).

4.8 Registration Rights Agreement, dated March 9, 1998, by the Registrant and Security Capital Preferred Growth Incorporated (Incorporated by reference to exhibit 10.3 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31,
        1998).

4.9 Registration Rights Agreement, dated October 31, 2001, by the Registrant and The Equitable Life Assurance Society of the United States (Incorporated by reference to exhibit 10.2 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).

5.1     Opinion of Mayer, Brown & Platt.**

8.1     Tax Opinion of Mayer, Brown & Platt.**

23.1    Consent of KPMG LLP.**

23.2 Consent of Mayer, Brown & Platt (Included in the opinions filed as Exhibits 5.1 and Exhibit 8.1 to this Registration Statement).**

24.1 Power of Attorney (Included on the page of the Registration Statement immediately preceding the signature page).**


    **    Filed herewith.








